EXHIBIT 99

Mad Money with Jim Cramer

‘Executive Decision’

‘Bank Lesson’

CEO Interview with Dennis Nixon, CEO International Bancshares Corporation

Monday, March 30, 2009

Jim’s Preliminary Statements

Regarding Interview with

Dennis Nixon, CEO

International Bancshares Corporation

Jim:     These days we trust very few bank stocks on this show having been repeatedly burned by them.  The reason is that banks, many banks, have uncertain losses of uneven varieties.  The federal government has had to intervene in both large and small banks.  In some cases giving them money from a program originally meant to buy those bad loans, but instead has become a defense mechanism to keep the financial system from crashing. Under TARP, the government has sought to shore up capital, because banks have had to place billions of dollars in reserves to cover their losses.  Other banks with too many losses have been seized by the federal government, because they have no hope of raising money.

Given the losses and the acceptance of TARP money, many banks have been obliged to slice their dividends to preserve capital and also to battle political pressure not to help common stock shareholders while receiving federal funds. All of these mega problems come back to mortgages, which is why we follow the housing prices all over the country and the falling mortgage rates to assess when the mortgages will be less likely to default. Any sign of a leveling off of mortgage delinquencies, any sign of a pickup in sales that reduces the inventory of unsold homes makes the other non-foreclosed homes worth more and makes foreclosure less likely, as far fewer people walk away from their homes and go rent, particularly because renting is now often less affordable than staying in the home.  All of these variables, mortgage delinquencies, federal TARP money, the declining home prices, interest rate declines, refinancing rates, they make the valuations of banks really too hard to figure out.

When you add in that we don’t know what the accounting treatment will be for banks’ bad loans, whether they should be held to strict standards, evaluations in their mortgage portfolios, which would often lead to huge write downs and more need to raise capital or easier standards with less money needed to be put aside against those write downs.  This is that mark to market debate you hear so much about all day on TV, and in the newspapers and websites that you might follow to understand this difficult market. It hasn’t been resolved yet.  Now I have been analyzing bank stocks for years and at one point I owned 9.9%, the legal limit for fund managers, of a half dozen banks around the country, regional banks in a host of healthy locations. But in those days the valuations were pretty easy, you looked at what was known as book value, which really represented the cash that the banks had and you looked at the franchise value and location and you held onto it until it was taken over. And you got a steady stream of earnings and dividends while you waited.  Those were the days when it was easy to own banks as opposed to the treacherous times that we’re in now.

That is why when I got the Lightning Round question about International Bancshares last week, I couldn’t give you a snap answer as to how it is doing… even though it sells at half the book value, remember that is basically the money on hand, and has a bountiful 8.97% yield, much more than most stocks have. So let’s find out how we analyze a regional bank, not a national bank, in this environment with the help of the Chairman, CEO and President of International Bancshares, which is a Laredo, Texas company…

Beginning of Interview with

Dennis Nixon, CEO

International Bancshares Corporation

Jim:     Dennis Nixon, Mr. Nixon how are you?...

Dennis:    Great Jim, how are you today?

Jim:     Well, trying to figure this game out. You know it has gotten much, much harder. Can you first tell me whether your bank receives any TARP money?

Dennis:    Yes, we participated in the, I guess what I would call the voluntary investment program, that was the second phase of that program that came out after that initial thrust of money put into the big banks.

Jim:     Did it turn out to be a good thing or a bad thing? As so many of the banks now tell us that they would like to return it.

Dennis:    Well, I think we thought it was something that we needed to do as a nation. Obviously it was put out there to try to stabilize and give everybody comfort that the banking system was in good shape and that the world would look at our banking system as top notch.  And the Treasury only put money into those banks that they deemed were good banks, so there was a sense that this was an endorsement of the strength of our institution.  And the pricing and the conditions of the transaction were fair, so we felt it was a good deal. Obviously Congress has now demonized the whole process, and made us all look like fools.

Jim:     Well, strong statement but I can’t disagree with it. Many of the banks, the larger banks that took TARP money, then felt compelled to cut or eliminate their dividends. Is that going to be the case with International Bancshares?

Dennis:    Now we haven’t made that decision yet, but we hope to sustain the dividend level. Obviously the economics of the country are paramount in that decision. And then we are also now studying exactly what we are going to do with TARP, our indication or inclination would be to try to separate ourselves from that program, because it has obviously been turned around on the banking system and those of us who volunteered to be part of what we thought was an American strategy to improve the world appearance of our banking system.

Jim:     Now, has the Federal Reserve, Treasury or anyone been by to assess and create a stress mechanism that tells us how your bank is doing?

Dennis:    Well, I mean the smaller institutions are under a pretty regular and consistent examination regiment. We get examined every single year. Our examination is thorough and comprehensive. So if there has ever been a little bit of a two standard system in the world, it is that the smaller institutions, I think, are looked at pretty carefully, pretty often, and pretty thoroughly. Whereas with the larger banks, I think there is more presumption of good there then probably should have been as we have seen from the news lately.

Jim:     Now, there is a lot of talk about mark to market. A lot of it has to do with banks owning securitized loans. Do you just own the whole loans, the mortgages that you make in town?

Dennis:    Yes, we do both. We have securities, but most, in fact probably 99.5% of our securities, are Fannie Mae and Freddie Mac pass-through securities, whole loan securities, and then we have portfolio loans that we make in our own communities, which we hold and service in our system. And we also are a Fannie Mae originator, so we do that business as well. So we are a grass roots bank.

Jim:     Alright, it is important for people to know who listen that when you have Fannie Mae and Freddie Mac pass throughs, that is almost the same as owning treasuries. This is not something that you might be worried about. Now, when I look at your non-performers, they are really pretty much under control. Would you say that that’s how you would describe them?

Dennis:    Yes, I would. We’re very committed to credit quality and we’re focused very much on maintaining control of our non-performers, but we also recognize that we’re in a tough environment and that we’re going to see some elevation in non-performers in all the banks that are operating in the country.

Jim:     Now, before you came on I looked at the Federal Reserve Bank of Dallas website, they came out with some Texas manufacturing outlook survey today. They actually believe that, I will just give you the headline… Texas Factory Activity Remains Weak But Outlook Turns Up Slightly.  Do you see any outlook turning up slightly at your bank?

Dennis:    Yes, we are. In fact, we’re seeing, we operate in such cities as Austin, San Antonio, and Houston, the larger cities in Texas, and Oklahoma City and Tulsa, and we’re seeing firming. I frankly, we haven’t seen a massive slide in Texas. We’ve seen softness, but we are also seeing some activity in retail area, some of the others areas. Some of the car operations that we do business with are actually seeing a little firming in their sales. So I would say yeah, there’s a twinkle of firming out there.

Jim:     Mr. Nixon, I live in New Jersey, work in New York and I get the sense that maybe, do you think that we’re too negative in the East and maybe we should be like President Obama said, getting out of the city.

Dennis:    Yeah, I think that that’s probably true. We haven’t seen the kind of devastation that you have seen in some of the areas like California, Nevada, and Arizona, Florida. You know we didn’t get the big rise in property values in Texas. We had very regular systematic increase in prices, and they were running 2% and 3%. So our housing market, actually I saw a report the other day in Austin, that their housing prices actually continue to rise in Austin.

Jim:     That’s what I understand. Mr. Dennis Nixon, thank you for coming on. Most bank executives, just so everyone knows, will not come on TV.  They feel very demonized. I think you show bravery coming on the show, and have a good story. Thank you very much Mr. Dennis Nixon.

Dennis:    We are a great company.  Thank you.

Jim’s comments AFTER the interview:

Jim:    I am glad that we got that caller about it, now you know not all banks are created equal. Everything I heard I like.  Obviously this is a treacherous environment.  That sounded like a better story to me than most, but again with any bank, I am going to make you be the judge, not me.  After the break I will try and make you some money.